Exhibit 3.17(b)

CERTIFICATE OF FORMATION

OF

LYONDELL REFINING COMPANY LLC

This Certificate of Formation of Lyondell Refining Company LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

Article One

The name of the Delaware limited liability company formed hereby is Lyondell Refining Company LLC.

Article Two

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article Three

The formation shall become effective at 12:01 A.M., Eastern Standard Time on January 1, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 19th day of December, 2006.

LYONDELL CHEMICAL COMPANY
its Sole Member

By:	/s/ Gerald A. O’Brien, Vice President
Gerald A. O’Brien
Vice President, Deputy General Counsel